UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

GOLDEN QUEEN MINING CO. LTD.
(Exact Name of Registrant as Specified in Its Charter)

British Columbia	Not Applicable
(State or Other Jurisdiction of	(IRS Employer Identification
Incorporation or	Number)
Organization)

6411 Imperial Avenue
West Vancouver, British Columbia, V7W 2J5
(Address of Principal Executive Offices and Zip Code)

2008 STOCK OPTION PLAN
(Full title of plan)

Golden Queen Mining Co. Inc.
c/o Keith Gainey
3600 Far East Aveue
Mojave, California, 93501
(Name and address of agent for service)

661-824-1054
(Telephone number, including area code, of agent for service)

With Copies to:

Morton & Company
Barristers & Solicitors
c/o Edward L. Mayerhofer
#1200 – 750 West Pender Street
Vancouver, British Columbia, V6C 2T8

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer”, and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [   ]      Accelerated filer [   ]      Non-accelerated filed [   ]      Smaller reporting company [X]

CALCULATION OF REGISTRATION FEE

		Proposed
		Maximum	Proposed
		Offering	Maximum	Amount of
Title of Securities to be Registered(1)	Amount to	Price Per	Aggregate	Registration
	be Registered	Share	Offering Price	Fee
Golden Queen Mining Co. Ltd.
2008 Stock Option Plan
Common Stock	1,950,000	$0.24(2)	$468,000	$33.37
Common Stock	5,250,000	$0.88(3)	$4,620,000	$329.41
TOTAL	7,200,000			$362.78

(1)

Consists of common shares of Golden Queen issued or to be issued or delivered on exercise of stock options under the Golden Queen 2008 Stock Option Plan. Pursuant to Rule 416(a), this Registration Statement also covers additional securities that may be offered as a result of stock splits, stock dividends or similar events.

(2)	Represents the exercise price of options granted pursuant to the Golden Queen 2008 Stock Option Plan, which are outstanding and unexercised as at the date of this registration statement.

(3)

Estimated solely for the purpose of determining the amount of the registration fee in accordance with Rule 457(h) under the Securities Act of 1933, as amended, for options not yet granted under the Golden Queen 2008 Stock Option Plan, and based upon the average of the high and low trading prices for the common shares of Golden Queen as reported on the Toronto Stock Exchange on February 9, 2010.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for in Part I of Form S-8 is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”).

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents or extracts of documents, which previously have been filed by Golden Queen with the Commission, are incorporated herein by reference and made a part hereof:

(a)	Golden Queen’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed with the Commission on March 31, 2009;

(b)

Golden Queen’s Quarterly Report on Form 10-Q (Unaudited, prepared by management and not audited or reviewed by independent auditors) for the fiscal quarter ended September 30, 2009, filed with the Commission on November 13, 2009;

(c)

All other reports filed by Golden Queen pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") since the end of the fiscal year covered by the Annual Report referred to in (a) above;

(d)

The description of Golden Queen’s common stock contained in Golden Queen’s registration statement on Form 10-SB (Registration No. 000-21777), filed under the Exchange Act on November 21, 1996, including any amendments or reports filed for the purpose of updating such description; and

(e)

All documents filed by Golden Queen pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities covered hereby then remaining unsold, such documents to form a part hereof, commencing on the respective dates on which the documents are filed.

For the purposes of this registration statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 5. Interests of Names Experts and Counsel.

The shares registered herein are being issued to the officers, directors, consultants and employees for services provided to Golden Queen. Neither Golden Queen’s accountants nor any other experts named in the registration statement has any equity or other interest in Golden Queen, was retained on a contingent basis, or will receive a direct or indirect interest in Golden Queen.

Item 6. Indemnification of Directors and Officers.

As authorized by Section 160 of the Business Corporations Act (British Columbia), we may indemnify our officers and directors against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment in a civil, criminal or administrative action or proceeding to which the person is made a party, so long as such persons acted honestly and in good faith and in a manner in which they reasonably believed to be in the best interests of Golden Queen. If the legal proceeding, however, is by or in our right, the director or officer may not be indemnified in respect of any claim, issue or matter as to which he is adjudged to be liable for negligence or misconduct in the performance of his duty to us unless a court determines otherwise.

Under British Columbia law, corporations may also purchase and maintain insurance on behalf of any person who is or was a director or officer (or is serving at the request of Golden Queen as a director or officer of another corporation) for any liability asserted against such person and any expenses incurred by him in his capacity as a director or officer.

Our corporate articles provide that subject to the provisions of the Business Corporations Act (British Columbia), we will indemnify our directors and former directors against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, actually and reasonably incurred by him or them in a civil, criminal or administrative action or proceeding to which they are a party by reason of their role as a director of the company. Such indemnification shall continue as to an indemnitee who has ceased to be a director or officer of Golden Queen and shall enure to the benefit of the indemnitee’s heirs, executors and administrators.

The effect of these provisions is potentially to indemnify Golden Queen’s directors and officers from all costs and expenses of liability incurred by them in connection with any action, suit or proceeding in which they are involved by reason of their affiliation with Golden Queen.

Item 8. Exhibits.

The following exhibits are filed with or incorporated by reference into this Registration Statement (numbering corresponds to Exhibit table in Item 601of Regulation S-K):

4.1	Articles of Incorporation (1)

5.1	Legal Opinion of Morton & Company

10.1	2008 Stock Option Plan

23.1	Consent of Independent Auditor

23.2	Consent of SRK Consulting

23.3	Consent of Norwest Corporation

23.4	Consent of Counsel (see Exhibit 5.1)

(1)	Incorporated by reference from the registrant’s registration statement on Form 10SB-12G/A filed with the Securities and Exchange Commission (Commission File No. 000-21777) on January 2, 1997.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

	(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

		(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Golden Queen certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, on this 10th day of February, 2010.

GOLDEN QUEEN MINING CO. LTD.
(Registrant)

By:	/s/ Lutz Klingmann
Lutz Klingmann
Principle Executive Officer and
Principle Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature and Title	Date

/s/ Lutz Klingmann	February 10, 2010
H. Lutz Klingmann
President, Principle Executive Officer,
Principle Financial Officer, Director

/s/ Edward Thompson	February 10, 2010
Edward Thompson
Director

/s/ Chester Shynkaryk	February 10, 2010
Chester Shynkaryk
Director

/s/ Gordon Gutrath	February 10, 2010
Gordon Gutrath
Director

/s/ Thomas Clay	February 10, 2010
Thomas Clay
Director